Exhibit 99

BALDOR ELECTRIC COMPANY ANNOUNCES FOURTH QUARTER AND YTD 2008 RESULTS

Fort Smith, Arkansas – February 5, 2009—Baldor Electric Company (NYSE:BEZ) markets, designs and manufactures industrial electric motors, mechanical power transmission products, drives and generators. Today, Baldor announced unaudited results for the fourth quarter and year-to-date 2008.

	4th Quarter		% Chg	Year-To-Date		% Chg
	2008	2007		2008	2007
(in thousands except per share data)	Jan 3, 2009	Dec 29, 2007		Jan 3, 2009	Dec 29, 2007

Net Sales	$474,022	$456,995	4%	$1,954,679	$1,824,899	7%
Cost of sales	339,049	316,381		1,376,381	1,274,753

Gross profit	134,973	140,614	(4)%	578,298	550,146	5%
SG&A	83,712	76,322		329,701	297,418

Operating profit	51,261	64,292	(20)%	248,597	252,728	(2)%
Other income (expense), net	3,316	831		6,113	2,611
Interest expense	(26,762)	(28,443)		(102,441)	(108,176)

Income before income taxes	27,815	36,680	(24)%	152,269	147,163	3%
Income taxes	9,214	13,303		52,846	53,061

Net income	$18,601	$23,377	(20)%	$99,423	$94,102	6%

Net earnings per share – diluted	$0.40	$0.51	(22)%	$2.15	$2.08	3%
Dividends per share	$0.17	$0.17	0%	$0.68	$0.68	0%

Avg shares outstanding – diluted	46,266	46,264		46,339	45,242

John McFarland, Chairman and CEO, commented on the Company’s results, “We are pleased to announce record sales for 2008 of $1.95 billion, net earnings of $99.4 million, and diluted earnings per share of $2.15. Cash flows from operations of $103.2 million allowed us to reduce our debt balance by $49.4 million during the year. Sales for the fourth quarter of $474.0 million resulted in net earnings of $18.6 million and $0.40 diluted earnings per share.

“On December 15, 2008, our sales were up 10% for the quarter; however, they fell dramatically during the final three weeks of the month. We believe this was due, in part, to longer than normal plant shutdowns over the holidays and customers reducing inventories. As a result, we did not achieve our sales goal for the quarter. Earnings during the quarter continued to be negatively impacted by increases in raw material costs. For the entire year, we paid nearly $100 million more for roughly the same amount of materials than we did during the prior year. We believe these costs will improve in 2009.”

“We expect 2009 to be a challenging year. However, we have faced challenging years before. We believe we came out of those years stronger and in a better position to gain new customers and market share than anyone in our industry. Today, we think we are taking the necessary steps to keep Baldor healthy in the short term while strengthening our growth opportunities for the long term.”

SELECTED FINANCIAL DATA (unaudited)

	December		(in thousands)	Year-To-Date
	2008	2007		2008	2007
(in thousands)	Jan 3, 2009	Dec 29, 2007		Jan 3, 2009	Dec 29, 2007

Cash	$13,098	$37,757	Cash flows from operations	$103,204	$163,018
Net receivables	275,789	281,729	Total depr and amortization	81,532	71,779
Inventories	344,920	309,921	Capital expenditures	45,634	39,490
			Dividends	31,392	31,184
Total Assets	2,834,235	2,821,626
Total Debt	1,326,922	1,376,346	Depr and amortization from purchase accounting	24,808	21,447
Shareholders’ Equity	849,906	810,769

BALDOR ELECTRIC COMPANY ANNOUNCES FOURTH QUARTER AND YTD 2008 RESULTS

Following are answers to questions recently asked by shareholders.

Q… How was business during the quarter?

	Net Sales (thousands)	% of Total Sales	Net Sales Chg % Q408 v Q407
Motors	$320,436	68%	8%
Power Transmission	124,315	26%	(2)%

International Sales	92,155	19%	18%

During the quarter, many of our customers reduced their inventories. This reduction took place with both our original equipment and distributor customers. This destocking accelerated in December 2008 when distributor sales declined by more than 20%.

Our backlog at the end of the quarter was approximately $225 million compared to approximately $260 million at the end of third quarter 2008.

Sales of Super-E® premium-efficient motors continued to grow at more than 30% for the quarter and 25% for the year. Premium-efficient motors make up approximately 10% of our motor sales. Even during a challenging economic period, customers realize premium-efficient motors reduce their electricity costs. Customers also appreciate the fact that our wide variety of Super-E motors already comply with the 2007 Energy Bill which becomes effective in December 2010.

Q… How were sales internationally?

During the quarter, international sales increased 18% and were a record 19% of total sales. For the period, sales increased at a double-digit rate in Latin America, Asia Pacific, and Canada and decreased slightly in Europe.

Q… What caused the decline in earnings during the quarter?

Raw material costs continued to increase in the fourth quarter. We expect them to improve throughout 2009.

Distributor sales declined considerably more than the less profitable OEM sales.

Selling and administrative expenses increased during the quarter due to increases in commissions and the inclusion of Maska’s expenses beginning September 2008. We also had nearly $2 million in year end adjustments.

Q… Did your electrical steel and copper costs decline during the quarter?

Electrical steel is our largest raw material purchase. During the quarter, the price we paid for electrical steel was 65% higher than one year ago. We also did not get the benefit of falling spot prices for copper because of our hedging strategy. This strategy successfully kept us from paying record high prices for copper one year ago but prevents us from paying the spot price now.

We expect the cost of electrical steel to decline in first quarter 2009 compared to fourth quarter 2008. However, these prices will still be higher than we paid in first quarter 2008. We anticipate lower copper costs in the second half of 2009.

Q… Have you improved your accounts receivable collections?

Yes. The number of days it takes us to collect our accounts receivable declined by 8 days from the third quarter and 2 days from last year. We believe the quality of our accounts is good, and we have had no unusual write-offs.

Q… Are you on track to achieve the $80 million in annual cost savings you announced in December?

Yes. In January 2009 we met our goals on overtime, people, discretionary spending and interest expense. We do expect to achieve all $80 million in cost savings in 2009.

BALDOR ELECTRIC COMPANY ANNOUNCES FOURTH QUARTER AND YTD 2008 RESULTS

Q… Are your inventories adequate for the current level of sales?

Yes. During the fourth quarter, our inventories declined by $5 million. Like our customers, we are managing our balance and mix of inventories very carefully. Our manufacturing systems allow us to adjust inventories up or down quickly as incoming order rates change.

Q… What is your target for debt reduction during 2009?

While we are only required to make debt reduction of approximately $7 million during 2009, we expect to repay a minimum of $125 million.

Q… What will capital expenditures be during 2009?

We plan to invest $37 million in capital expenditures in 2009 compared to $46 million in 2008. This will allow us to continue investing in new products, productivity improvements and quality improvements while covering our maintenance needs of approximately $15 million.

Q… Are there additional benefits to be achieved from the acquisitions made during the past two years?

Yes. While we’ve made progress, there is additional benefit to be achieved between now and the end of 2010, particularly in our manufacturing facilities. As our business slows, the pace of integration activities is starting to increase.

Q… What do you expect the tax rate to be in 2009?

We expect the 2009 tax rate to be approximately 36%. 2008 earnings generated outside the United States were greater than anticipated. This resulted in a lower fourth quarter 2008 tax rate.

Q… When is your next public update?

A conference call will be held Friday, February 6, 2009, at 10:00 a.m. central time. Participants may listen to the discussion through the Company’s website at www.baldor.com or by calling 877-718-5101. A replay will be available through February 13, 2009, and can be accessed by calling 888-203-1112 (passcode 9749619).

The Company will also make a presentation at the Gabelli 19th Annual Pump, Valve and Motor Symposium at 10:30 a.m. central time on Wednesday, February 18, 2009, in New York City. The webcast will be available on Baldor’s website.

Baldor’s Annual Shareholders’ Meeting will be held at 10:30 a.m. central time on Saturday, May 2, 2009, in Fort Smith, Arkansas.

For more information contact:
John McFarland , Chairman and CEO	Phone:	479-648-5769
Ron Tucker, President and COO	Website:	www.baldor.com
Tracy Long, Vice President Investor Relations	Email:	Investorinfo@baldor.com

Forward Looking Statement

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements contained in this document (including “estimate”, “believe”, “think”, “will”, “intend”, “expect”, “may”, “could”, “plan”, “anticipate”, “would”, “depend”, “predict”, “can”, ‘if”, “assume”, “continue”, “ongoing” or any grammatical forms of these words or other similar words) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with Baldor’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.

SOURCE Baldor Electric Company        BEZ-G